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                                                                     Exhibit 5.1

                   [Wachtell, Lipton, Rosen & Katz Letterhead]


                                 July 23, 2004


CSX Transportation, Inc.
NYC Newco, Inc.
500 Water Street, 15th Floor
Jacksonville, Florida  32202

Ladies and Gentlemen:

      We have acted as special counsel to CSX Transportation, Inc. ("CSXT") and NYC Newco, Inc. ("NYC NEWCO," and together with CSXT, the "CSX PARTIES," each of which is a Virginia corporation), a wholly owned subsidiary of CSXT, in connection with the offer to exchange certain unsecured debt of Consolidated Rail Corporation, a Pennsylvania corporation ("CONRAIL"), and the solicitation of certain consents in conjunction therewith (such exchange offer and consent solicitation, together with any extensions, supplements and amendments thereof and thereto, collectively referred to herein as the "EXCHANGE OFFER"), specifically (a) 7 -7/8% Debentures due May 15, 2043 (the "2043 DEBENTURES") for
(i) unsecured notes issued by NYC Newco and fully and unconditionally guaranteed by CSXT, representing approximately 42% of the aggregate principal amount of the 2043 Debentures exchanged in the Exchange Offer, and (ii) a cash payment, and
(b) 9 -3/4% Debentures due June 15, 2020 (the "2020 DEBENTURES," and together with the 2043 Debentures, the "CONRAIL DEBENTURES") for (i) unsecured notes (all such issued unsecured notes, together with any and all unsecured notes issued by NYC Newco in exchange for 2043 Debentures, the "CSXT NOTES") issued by NYC Newco and fully and unconditionally guaranteed by CSXT, representing approximately 42% of the aggregate
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July 23, 2004
Page 2

principal amount of the 2020 Debentures exchanged in the Exchange Offer, and
(ii) a cash payment. The Exchange Offer is being conducted in connection with the proposed disposition of (a) Pennsylvania Lines LLC, a wholly-owned subsidiary of Conrail, to Norfolk Southern Corporation, a Virginia corporation, and its designated subsidiaries, including Norfolk Southern Railway Company and (b) New York Central Lines LLC, a wholly-owned subsidiary of Conrail, to CSX and its designated subsidiaries, including CSXT.

      The CSXT Notes have been registered under the Securities Act of 1933, as amended, on a registration statement on Form S-4 (No.333-114796) (as it may be amended or supplemented, the "CSXT REGISTRATION STATEMENT"). The terms and conditions of the CSXT Notes are set forth in an indenture (the "NYC NEWCO INDENTURE") to be entered into among NYC Newco, CSXT and The Bank of New York, as trustee.

      In rendering this opinion, we have examined the CSXT Registration Statement, the NYC Newco Indenture, the form of the CSXT Notes, the form of the Conrail Debentures and such other documents, records and other matters as we have deemed necessary or appropriate in order to give the opinions set forth herein.

      In giving the opinions contained herein, we have, with your consent, relied upon representations of officers of the CSX Parties and governmental officials with respect to factual matters addressed by such representations. We have, with your approval, assumed the genuineness of all signatures or instruments submitted to us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

      We are members of the bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America normally applicable, in our experience, to transactions of the type contemplated by the Exchange Offer, the laws of the State of New York (as such law is presently interpreted by regulations or published judicial opinions) and the state of facts that exist as of the date of this letter.

      Based upon and subject to the foregoing, assuming that when the NYC Newco Indenture has been duly authorized, executed and delivered by the Trustee, it is our opinion that:

      (1) the CSXT Notes will be duly authorized and, when the NYC Newco Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and when the CSXT Notes are duly executed, authenticated and delivered in accordance with the NYC Newco Indenture by NYC Newco upon the terms set forth in the Exchange Offer, will be legally and validly issued and binding obligations of NYC Newco, enforceable against NYC Newco in accordance with their respective terms; and

      (2) the full and unconditional guarantees of CSXT with respect to the CSXT Notes (the "GUARANTEES") will be duly authorized and, when the

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July 23, 2004
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            NYC Newco Indenture has been duly qualified under the Trust
            Indenture Act of 1939, as amended, the Guarantees will be legally and validly issued and binding obligations of CSXT, enforceable against CSXT in accordance with their respective terms;

subject in each case to (a) bankruptcy, insolvency, reorganization, moratorium, and other laws of general applicability relating to or affecting creditors' rights from time to time in effect and (b) application of general principles of equity, including standards of commercial reasonableness and good faith (regardless of whether considered in proceedings in equity or at law), and except with respect to the rights of indemnification and contribution thereunder, which enforcement thereof may be limited by federal or state securities laws or the policies underlying such laws. In addition, please note, with respect to the foregoing opinions, that (x) we express no opinion as to whether a federal or state court outside of the State of New York would give effect to any choice of law provision contained in the NYC Newco Indenture or the CSXT Notes and (z) waivers as to usury, stay or extension laws may be unenforceable.

      We consent to the use of this opinion as an exhibit to the CSXT Registration Statement and to the reference to our firm in the prospectus that is a part of the CSXT Registration Statement. In giving such consent, we do not thereby or hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                        Very truly yours,


                                        /s/ Wachtell, Lipton, Rosen & Katz
                                        ----------------------------------
                                            Wachtell, Lipton, Rosen & Katz